Exhibit 10.10

June 18, 2013

CONFIDENTIAL

Mr. James L. Clough
9169 Breckenridge Lane
Eden Praire, MN 55347

Dear Jim:

We are very pleased to offer you the opportunity to join AdvancePierre Foods, Inc. (the “Company”) as President, Foodservice. This letter will confirm the terms and conditions of our offer. The offer will expire at the end of business on June 28, 2013. Your effective employment date will be July 8, 2013 (the “Employment Date”). This offer is contingent upon completion of a post offer drug screen with an acceptable result, a health assessment, a background check, establishing your eligibility to work in the United States and execution of AdvancePierre’s Confidentiality, Non-Compete, Non-Solicitation and Code of Conduct Agreements (see paragraph 8).

1.                                      Position and Duties. The President, Foodservice shall report to the Company’s President and CEO, Bill Toler. You shall have supervision and control over, and responsibility for, the day-to-day management and operational functions of the company’s Foodservice Business Unit.

2.                                      Base Salary. Your annualized base salary will be $385,000.00; $14,807.69 bi-weekly, less applicable withholdings and deductions, to be paid in accordance with the company’s regular payroll practices. The Company will review your salary annually, but any adjustments are at the sole discretion of the Company.

3.                                      Annual Bonus. You will be eligible to receive an annual bonus at a target level of 50% and a maximum of 100% (range 0% to 100%) of your annual Base Salary according to performance targets established by the Company. Any such bonus earned shall be paid as soon as practicable once audited financials are completed but in no event later than the 15th day of the third month following the end of your taxable year (or the Company’s taxable year, whichever is later) in which your right to receive such bonus is first determined.

4.                                      Equity Interest. The Company shall grant to you an equity interest of 6,000 shares in the Company, which equity interest shall be evidenced by and subject to the terms of an equity award agreement to be entered into by you and the Company.

5.                                      Associate Benefits. You will be eligible to participate in the Company’s 401(k), health insurance, short-term and long-term disability insurance, life insurance and other employee benefit plans in accordance with the terms and conditions of those plans as they may be amended from time to time. The Company may modify, interpret or discontinue such plans in its sole discretion. If you elect to participate in the health care plans and wish to include coverage for any eligible dependents, relationship documentation will be required, as well as a Certification of Creditable Coverage to determine coverage for pre-existing conditions.

6.                                      Vacation Days. You are eligible for 20 days of vacation in your first full year of employment and subsequent years based on your hire date, to be taken at times reasonably agreeable to your supervisor and in compliance with Company policy.

7.                                      Relocation. The Company shall reimburse you for documented relocation expenses to the Cincinnati area by the summer of 2014 to include: reasonable costs associated with the selling your primary residence; reasonable temporary living expenses; and reasonable costs for moving your household goods. Such reimbursements shall be payable to you as soon as practicable, but in no event later than the end of the calendar year next following the calendar year in which the expenses were incurred.

8.                                      Confidentiality, Non-Compete, Non-Solicitation and Code of Conduct Agreements. Your employment is contingent upon you signing the Company’s Confidentiality, Non-Compete, Non-Solicitation and Code of Conduct Agreements on or prior to your Employment Date.

9.                                      Employment Status. You acknowledge that your employment with the Company is at-will, and either party can terminate the relationship at any time with or without cause and with or without notice.

(A)                   If your employment is terminated:

1.              by the Company for any reason other than (x) Cause or (y) disability that continues for more than six (6) months or;

2.              within three (3) months following the occurrence of a “Change In Control” (as defined below) by you as the result of.

a)             a material reduction in your then current salary or bonus level;

b)             a change resulting in the material diminution of your then current job description and responsibilities;

provided that you have notified the Company in writing within no more than 60 days of the initial existence of an event described in (a)-(c) and such event has not been cured within 30 days after the Company’s receipt of such notice; then your employment will be deemed to have been severed and you shall receive salary continuation payments for twelve (12) months at your current annual salary (the “Severance”). No Severance shall be paid unless your termination constitutes a “separation from service” as defined under section 409A of the Code. Your right to receive the Severance is contingent upon your (i) entering into (and not revoking) within the time periods provided by applicable law a comprehensive release of claims substantially in the form as attached hereto and (ii) continued compliance with the terms of the Company’s Confidentiality, Non-Compete and Non-Solicitation Agreement. Payment of the Severance shall commence within 30 days following the expiration of the execution (and non-revocation) period applicable to the release as statutorily required by law, but in no event later than the 15th day of the third month following the end of your taxable year (or the Company’s taxable year, whichever is later) in which such termination of employment with the Company occurs; provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, payments shall be made in the second calendar year. Any Severance payable hereunder shall reduce the amount of any other severance you may otherwise be due from the Company or any of its subsidiaries or affiliates (including, but not limited to any severance set forth in any other employment agreement, severance plan, policy or arrangement). For the avoidance of doubt, if your employment is terminated by reason of your voluntary resignation, death or disability that continues for more than six (6) months, you shall not be entitled to the Severance provided for hereunder.

“Change In Control” shall mean: the sale or other transfer of the Company to an Independent Third Party (as defined below) or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances (without regard to the occurrence of any contingency) to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis. “Independent Third Party” means any person or entity who, immediately prior to the contemplated transaction, does not own in excess of 5% of the common stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

“Cause” shall mean one or more of the following: (A) any material breach of this letter agreement by you; (B) willful violation by you of any law, rule, regulation, which violation results, or could reasonably be expected to result, in material harm to the business or reputation of the Company: or (C) the conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.

(B)                   No Mitigation: You shall not be obligated to seek new employment or take any other action to mitigate the benefits to which you are entitled hereunder.

10.                               Reimbursement. The Company will reimburse you for reasonable travel, entertainment and other business-related expenses you incur on behalf of the Company, that are consistent with the Company’s policies in effect from time to time regarding travel, entertainment and other business expenses, subject to the Company’s requirements regarding the reporting and documentation of such expenses. Such reimbursements shall be payable to you as soon as practicable, but in no event later than the end of the calendar year next following the calendar year in which the expenses were incurred.

11.                               Insurance. The Company will maintain you as an insured party on all directors’ and officers’ insurance that they maintain for the benefit of their directors and officers on at least the same basis as all other covered individuals. The Company shall not be obligated, however, to maintain directors’ and officers’ insurance.

12.                               Agreement. No failure or delay on the part of the Company or you in enforcing or exercising any right or remedy under this letter will operate as a waiver thereof. This letter agreement may not be amended or modified except by an express written agreement signed by you and an authorized representative of the Company. This letter agreement (along with the final form of any referenced document) represents the entire agreement between you and the Company, and no verbal or written agreement, promises or representations that were not specifically provided for in this letter agreement will be binding upon you or the Company.

We look forward to you joining APF!

On behalf of AdvancePierre Foods, Inc.,

/s/ Paul Telenson	6-24-2013
Paul Telenson	Date
SVP Human Resources

Signed and Accepted By:

/s/ James L. Clough	6-24-2013
James L. Clough	Date